EXHIBIT 5.1

              Opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to
                the validity of the Common Stock being registered

Board of Directors
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360

   RE:     Registration Statement on Form S-8
           ----------------------------------

Gentlemen:

   We  have  acted  as  special  counsel  to Sun  Bancorp,  Inc.,  a New  Jersey corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 97,250 shares of common stock, par value $1.00 per share (the "Common Stock") of the Company which may be issued upon the exercise of options (the "Options") granted or which may be granted under the Sun Bancorp, Inc. Employee Stock Purchase Plan and the Sun Bancorp, Inc. Directors Stock Purchase Plan (the "Plans"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

   We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the exercise of options granted under and in accordance with the terms of the Plans will be duly and validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                                         Sincerely,



                                         /s/Maliaia, Spidi, Sloane & Fisch, P.C.
                                         Malizia, Spidi, Sloane & Fisch, P.C.


Washington, D.C.
July 31, 1997